EXHIBIT 99.1

NEXSTAR NAMES MEDIA INDUSTRY EXECUTIVE MICHAEL BIARD

AS PRESIDENT AND CHIEF OPERATING OFFICER

Former Fox Corporation Television Distribution and Operations Leader

Will Assume New Role on August 21, 2023

Thomas Carter to Continue as Senior Advisor Through End of Year

IRVING, TX (JULY 25, 2023)—Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or the “Company”), today announced the appointment of media executive Michael Biard as President and Chief Operating Officer. Mr. Biard will report to Nexstar’s Chairman and Chief Executive Officer, Perry Sook, and assume his new duties on August 21, 2023. In conjunction with his appointment, Mr. Biard has entered into an employment agreement with the Company that extends through August 2027. Mr. Biard assumes his new role from Thomas Carter, who has been named Senior Advisor and will support a seamless transition through the conclusion of his employment agreement at the end of this year.

Mr. Biard joins Nexstar following over 23 years at Fox Corporation (FOX) and its predecessor companies, including executive leadership positions covering multiple functional areas. He most recently served as President, Operations and Distribution, overseeing the company’s multi-platform content distribution, distribution strategy, affiliate marketing, and affiliate-related business operations and business affairs for all of its media brands, including FOX Sports, FOX Entertainment, and FOX News. In that role, Mr. Biard was responsible for the distribution of television programming via broadcasting platforms, digital platforms, SVOD, and pay networks covering the FOX linear networks, direct-to-consumer products, FAST channels, and non-linear content licensing. Mr. Biard also held a key role in the acquisition and monetization of sports rights and was responsible for several operational areas at FOX, including real estate, security and the historic FOX Studios Lot in Los Angeles.

“Michael is a talented, innovative, and deeply experienced media executive who will be a great leader for Nexstar and the senior management team as we chart the future of the Company,” said Mr. Sook. “The Board of Directors and I are confident that his vision and judgement will be invaluable as we continue maximizing Nexstar’s shareholder return by furthering the growth of our national brands and audiences, enhancing the value of our spectrum through the additional deployment of ATSC 3.0, and strategically targeting accretive mergers and acquisitions.”

“Tom Carter has been a tremendous partner since joining Nexstar, overseeing a period of unprecedented growth and expansion for the company,” added Mr. Sook. “We are fortunate that Nexstar will continue to benefit from Tom’s knowledge and expertise as he helps Michael transition into his new role.”

“Perry, Tom, and the Nexstar Nation have created a company with extraordinary scale and unparalleled financial performance,” said Mr. Biard. “Nexstar has built a true media powerhouse, with respected national brands like The CW Network, NewsNation, The Hill, and local television stations reaching 68% of the country with high-quality local news and programming. This impressive foundation consistently returns value to Nexstar shareholders, delivering more free cash flow than many older, larger competitors. Nexstar’s strategic approach and disciplined execution will enable further growth and expansion, and I am eager to help lead the way forward. I am grateful to Perry, Tom, and the Board for this opportunity, and I want to express my profound appreciation to my colleagues and close friends at FOX, especially Lachlan Murdoch and John Nallen, for allowing me to pursue it.”

Before joining FOX, Mr. Biard was a practicing attorney. He graduated from Columbia University with a bachelor’s degree in Biology-Psychology and earned his law degree from Loyola Law School, Los Angeles.

Mr. Carter joined Nexstar as Chief Financial Officer in August 2009, and was promoted to President and Chief Operating Officer in 2020. He has played a major role in the execution of the Company’s growth plan through the successful completion and integration of accretive acquisitions, including Tribune Media Company and Media General, which resulted in a significant expansion of Nexstar’s free cash flow and operating portfolio, while cementing the Company’s position as the nation’s largest local television broadcaster.

“I am extremely proud of the company that Nexstar has become and of the consistent financial returns we have delivered for our shareholders,” said Mr. Carter. “It has been an honor to collaborate with Perry and the management team for the past 14 years, and to have played a role in Nexstar’s growth. I am also deeply grateful to the Nexstar Nation for the relationships I have forged during my time with the Company. Michael will be a great leader for Nexstar and I am looking forward to working with him as he transitions to a role I have enjoyed immensely.”

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About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across television, streaming and digital platforms, including more than 300,000 hours of news, sports, and entertainment programming each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform and video-on-demand advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit nexstar.tv.

MEDIA CONTACT:

Gary Weitman

EVP and Chief Communications Officer

Nexstar Media Group, Inc.

972/373-8800 or gweitman@nexstar.tv

Joseph Jaffoni

JCIR

212/835-8500 or nxst@jcir.com